The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5) of the Rules and Regulations Under the Securities Act of 1933

Registration Statement Nos. 333-62295, 333-62295-01 and 333-62295-02

SUBJECT TO COMPLETION, DATED MARCH 29, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 30, 1999)

$150,000,000

Pennsylvania Electric Company

% Senior Notes due

Interest payable on April 1 and October 1

This is an offering by Pennsylvania Electric Company, or Penelec, of our     % Senior Notes due                     . The Senior Notes will be our senior unsecured indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness. Except as described in “DESCRIPTION OF SENIOR NOTES—Certain Covenants of the Company” in the accompanying prospectus, we will not issue any secured debt without equally securing the Senior Notes.

There is currently no public market for the Senior Notes. We do not intend to list the Senior Notes on any securities exchange.

We may redeem some or all of the Senior Notes from time to time prior to their maturity at the “make whole” redemption prices more fully described in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Senior Notes, see “DESCRIPTION OF THE NEW SENIOR NOTES” beginning on page S-14.

Investing in the Senior Notes involves risks. See “ RISK FACTORS” which begins on page S-10.

Price:     % and accrued interest, if any

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Penelec
Per Senior Note	%	%	%
Total	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Senior Notes to purchasers on or about                     , 2004.

Joint Book-Running Managers

Citigroup	Morgan Stanley

Co-Managers

ABN AMRO Incorporated	Fleet Securities, Inc.

March     , 2004

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the attached prospectus contain information about our company and about the Senior Notes. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter has authorized anyone to provide you with information that is different. Neither we nor any underwriter is making an offer of the Senior Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

When we refer to “Penelec,” “we,” “us,” or “our” in this prospectus supplement, we mean Pennsylvania Electric Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus supplement and the accompanying prospectus and other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements based on information currently available to us. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the speed and nature of increased competition and deregulation in the electric utility industry;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices;

•	replacement power costs being higher than anticipated or inadequately hedged;

•	maintenance costs being higher than anticipated;

•	legislative and regulatory changes (including revised environmental requirements);

•	adverse regulatory or legal decisions and the outcome of governmental investigations;

•	availability and cost of capital;

•	the inability to accomplish or realize anticipated benefits from strategic goals;

•	the ability to improve electric commodity margins and to experience growth in the distribution business;

•	the ability to access the public securities market;

•	further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage; and

•	other similar factors discussed in this prospectus supplement under the heading “RISK FACTORS” and from time to time in our filings with the Securities and Exchange Commission, or SEC.

Any forward-looking statements speak only as of the date of this prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

We are required by the Securities Exchange Act of 1934, or Exchange Act, to file annual, quarterly and current reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC’s website at http://www.sec.gov or our parent’s website at http://www.firstenergycorp.com. Information contained on our parent’s website does not constitute part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, or Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and should be read with the same care. The information included in this prospectus supplement and the accompanying prospectus is not complete, and should be read together with the information incorporated by reference. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2003.

All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the “Incorporated Documents”. Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the Incorporated Documents, excluding the exhibits thereto unless such exhibits are specifically incorporated by reference into such documents. You may also request additional copies of these reports or copies of our SEC filings at no cost by writing or telephoning us at the following address:

Pennsylvania Electric Company

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Investor Services

(800) 646-0400

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Pennsylvania Electric Company

We are a wholly owned electric utility operating subsidiary of FirstEnergy Corp., or FirstEnergy. FirstEnergy is a holding company registered under the Public Utility Holding Company Act of 1935. We engage in the distribution and sale of electric energy in an area of approximately 17,600 square miles in western Pennsylvania. We also engage in the sale, purchase and interchange of electric energy with other electric companies. The area we serve has a population of approximately 1.7 million. As lessee of the property of the Waverly Electric Light & Power Company, we also serve a population of about 13,400 in Waverly, New York and its vicinity.

Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 646-0400.

Summary of the Offering

Securities Offered	We are offering $150,000,000 aggregate principal amount of our % Senior Notes due .

Maturity	The Senior Notes will mature on , .

Interest	Interest on the Senior Notes will accrue at a rate of % per annum. Interest will accrue from the date of original issuance, and will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 2004.

Optional Redemption

The Senior Notes will be redeemable in whole or in part, at our option, at any time prior to maturity, at a redemption price equal to the greater of

•   100% of the principal amount of the Senior Notes being redeemed, and

•   the sum of the present values of the remaining scheduled payments of prinicpal and interest (excluding the portion of any such interest accrued to the redemption date) on the Senior Notes being redeemed discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus          basis points,

plus, in each case, accrued and unpaid interest on the Senior Notes being redeemed to the date of redemption. See “DESCRIPTION OF THE NEW SENIOR NOTES—Optional Redemption.”

Limitation on Liens	So long as any Senior Notes are outstanding, we may not issue, assume, guarantee or permit to exist any debt secured by any lien upon any of our operating property (other than excepted property under the Senior Note Indenture (as defined below)), except for certain permitted secured debt, without effectively securing all of our outstanding senior notes, including the Senior Notes, equally and ratably with that debt. See “DESCRIPTION OF SENIOR NOTES – Certain Covenants of the Company—Limitation on Liens” in the accompanying prospectus.

Limitation on Sale and Lease-Back Transactions	So long as any Senior Notes are outstanding, we may not enter into or permit to exist any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that operating property or the placing in operation of that operating property or of that operating property as constructed or developed or substantially repaired, altered or improved. See “DESCRIPTION OF SENIOR NOTES – Certain Covenants of the Company—Limitation on Sale and Lease-Back Transactions” in the accompanying prospectus.

Consolidation, Merger and Sale or Disposition of Assets	The Senior Note Indenture limits our ability to consolidate with or merge into, or transfer or otherwise dispose of our assets as an entirety or substantially as an entirety to, another entity. See “DESCRIPTION OF SENIOR NOTES—Consolidation, Merger and Sale or Disposition of Assets” in the accompanying prospectus.

Further Issuances	We may from time to time, without the consent of the holders of our senior notes, create and issue further senior notes having the same terms and conditions as the Senior Notes so that the further issuance is consolidated and forms a single series with the previously outstanding Senior Notes.

Ranking	The Senior Notes will be our senior unsecured indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Form and Denomination	The Senior Notes will be issued in fully registered form only in denominations of $1,000 and in integral multiples thereof.

Use of Proceeds	We intend to use a portion of the net proceeds from the sale of the Senior Notes to pay at maturity $125,000,000 aggregate principal amount of our Senior Notes, 5.75%, Series A due April 1, 2004, or to repay short term debt incurred for that purpose. The remaining proceeds will be used for general corporate purposes.

Risk Factors	Your investment in the Senior Notes will involve risks. You should carefully read and consider, in addition to matters set forth elsewhere in this prospectus supplement and the accompanying prospectus, including our cautionary statement regarding “forward-looking statements” above, the information in the “RISK FACTORS” section beginning on page S-10, before deciding whether investment in the Senior Notes is suitable for you.

Trustee	The Bank of New York

Governing Law	The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Before investing in the Senior Notes, you should carefully consider the risks described below, as well as the other information contained in this prospectus supplement or incorporated by reference herein from our filings with the SEC, to which we refer you for more detailed information on our business, industry, and financial and corporate structure. These are risks we consider to be material to your decision whether to invest in the Senior Notes. There may be risks that you view in a different way than we do, and we may omit a risk that we consider immaterial, but you consider important. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the value or trading price of the Senior Notes could decline, and you could lose part or all of your investment.

Risks Related to our Business and Industry

We are subject to complex and changing government regulations that may require increased expense and/or changes in business strategy that could have a negative impact on our results of operations.

We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influences our operating environment. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in or reinterpretations of existing laws or regulations or the imposition of new laws or regulations may require us to incur additional expenses or change the way we run our businesses, and therefore have an adverse impact on our results of operations.

Our retail rates, conditions of service, issuance of securities and other matters are subject to regulation by the Pennsylvania Public Utility Commission (the “PPUC”). With respect to our wholesale and interstate electric operations and rates, we are subject to regulation, including regulation of our accounting policies and practices, by the Federal Energy Regulatory Commission (the “FERC”). Decisions by either of these regulatory bodies could affect us adversely for the reasons described above.

In particular, on January 16, 2004, the PPUC initiated a formal investigation of our level of compliance with the Pennsylvania Public Utility Code and the PPUC’s regulations and orders with regard to reliable electric service. The investigation is to determine whether our reliability performance (and that of our Pennsylvania utility affiliates) has deteriorated to a point below the level of service reliability that existed prior to the implementation of electric restructuring in Pennsylvania. An administrative law judge has been assigned to the investigation and has been directed to issue a recommended decision by September 30, 2004, in order to allow the PPUC time to issue a final order before December 16, 2004. Although civil fines and penalties are not within the scope of this proceeding, we cannot predict what corrective actions may be imposed on us if our service reliability is found to have deteriorated below pre-restructuring levels.

Restructuring and deregulation in the electric utility industry may result in unrecoverable costs that could adversely affect our business and results of operations.

As a result of the actions taken by state legislative bodies over the last few years, major changes in the electric utility business have occurred and are continuing to take place in parts of the United States, including Pennsylvania where we operate. These changes have resulted in fundamental alterations in the way utilities, like ours, conduct their business. Beginning in 1999, all of our customers were able to select alternative energy suppliers as a result of legislation in Pennsylvania which restructured the electric utility industry. The PPUC authorized our rate restructuring plan, establishing separate charges for transmission, distribution, generation and stranded cost recovery, which is recovered through a competitive transition charge. Subsequent to our restructuring settlement and as disclosed in our filings with the SEC, various proceedings before the PPUC and in the courts have addressed issues regarding how we recover costs related to restructuring.

The FERC and the United States Congress are also proposing significant changes in the structure and conduct of the utility industry. The FERC’s ongoing efforts to promote regional transmission organizations like the PJM Interconnection, which includes us as a transmission owner, for example, may affect how we operate and our costs of doing business. If these and other restructuring and deregulation-related efforts and proceedings result in unrecoverable costs, our business and results of operations may be adversely affected. We cannot predict the extent and timing of further efforts to restructure, deregulate or re-regulate us or our industry.

Our facilities may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

Operation of distribution facilities involves risks, including the breakdown or failure of equipment or processes, accidents, labor disputes and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt distribution delivery systems. Any of these occurrences could result in increased expenses, including higher maintenance costs that we may not be able to recover from customers. Moreover, if we are unable to perform our contractual obligations, penalties or damages may result.

Our operating results are affected by weather conditions and may fluctuate on a seasonal and quarterly basis.

Weather conditions directly influence the demand for electric power. We have historically delivered less power, and consequently earned less revenue, when weather conditions are milder. Severe weather, such as tornadoes, hurricanes and storms, may cause outages and property damage which may require us to incur additional expenses that we may not be able to recover from customers. The effect of the failure of our facilities to operate as planned, as described above, would be particularly burdensome during a peak demand period.

A downgrade in our credit rating could negatively affect our ability to access capital.

On December 23, 2003, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”) lowered its corporate credit ratings on FirstEnergy and its regulated utility subsidiaries to “BBB-” from “BBB” and lowered FirstEnergy’s senior unsecured debt rating to “BB+” from “BBB-”. Except for our affiliate Ohio Edison Company’s (“Ohio Edison”) senior secured issue rating, which was left unchanged, all other subsidiary ratings were lowered one notch as well. The ratings were removed from CreditWatch with negative implications, where they had been placed by S&P on August 18, 2003, and the Ratings Outlook returned to Stable. The rating action followed a revision in S&P’s assessment of FirstEnergy’s consolidated business risk profile to “6” from “5” (“1” equals low risk, “10” equals high risk), with S&P citing operational and management challenges as well as heightened regulatory uncertainty for its revision of our business risk assessment score. S&P’s rationale for its revisions in these ratings included uncertainty regarding the timing of FirstEnergy’s Ohio rate plan filing, the joint United States-Canadian task force’s pending final report on the August 14, 2003 regional power outage, the outcome of the remedial phase of the Clean Air Act litigation relating to Ohio Edison’s Sammis plant, and the extended outage at our other affiliates’ Davis-Besse Nuclear Power Station and related pending subpoena. S&P further stated that the restart of Davis-Besse and a supportive Ohio rate plan extension would be vital positive developments that would aid an upgrade of FirstEnergy’s ratings.

On February 6, 2004, Moody’s Investors Service (“Moody’s”) downgraded FirstEnergy’s senior unsecured debt to Baa3 from Baa2, our senior secured debt and that of our affiliates, Jersey Central Power & Light Company (“JCP&L”) and Metropolitan Edison Company, to Baal from A2, the preferred stock rating of JCP&L to Bal from Baa2 and our senior unsecured rating to Baa2 from A2. The ratings of FirstEnergy’s other operating subsidiaries were confirmed. Moody’s said that the lower ratings were prompted by: “1) high consolidated leverage with significant holding company debt, 2) a degree of regulatory uncertainty in the service territories in which the company operates, 3) risks associated with investigations of the causes of the August 2003 blackout, and related securities litigation, and 4) a narrowing of the ratings range for the FirstEnergy operating utilities, given the degree to which FirstEnergy increasingly manages the utilities as a single system and the significant financial interrelationship among the subsidiaries.”

If Moody’s or S&P were to further downgrade our or our affiliates’ credit ratings, particularly below investment grade, our ability to access the capital markets would be negatively affected and our borrowing costs would increase, which could adversely impact our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

USE OF PROCEEDS

We intend to use a portion of the net proceeds from the sale of the Senior Notes to pay at maturity $125,000,000 aggregate principal amount of our Senior Notes, 5.75%, Series A due April 1, 2004, or to repay short term debt incurred for that purpose. The remaining proceeds will be used for general corporate purposes.

CAPITALIZATION

	Actual December 31, 2003		As Adjusted(a) December 31, 2003
Capitalization:	(Dollars in thousands)
Common Stockholder’s Equity	$1,297,332	74.7%	$1,297,332	73.7%
Long-Term Debt and Other Long-Term Obligations:
Subordinated Debentures to Affiliated Trusts	95,520	5.5	95,520	5.4
Other	343,244	19.8	368,244	20.9

Total Capitalization	$1,736,096	100.0%	$1,761,096	100.0%

(a)	As adjusted to reflect the issuance of the Senior Notes being offered by this prospectus supplement and the payment at maturity of $125,000,000 aggregate principal amount of our Senior Notes, 5.75%, Series A due April 1, 2004, as discussed under “USE OF PROCEEDS.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following consolidated financial information is derived from, and should be read in conjunction with, the consolidated financial statements contained in our most recent Annual Report on Form 10-K filed with the SEC.

	Jan. 1 – Nov. 6, 2001	Nov. 7 – Dec. 31, 2001	Year Ended December 31,
			2002	2003
Income Summary:	(Dollars in thousands)

Operating Revenues	$834,548	$140,062	$1,027,102	$976,855

Operating Income	70,049	14,341	88,190	60,210

Net Income	23,718	10,795	50,910	21,333

We were formerly a wholly-owned subsidiary of GPU, Inc., which merged with FirstEnergy on November 7, 2001. Pre-merger period and post-merger period financial results are separated by a heavy black line.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated was as follows:

Year Ended December 31,		Jan. 1 – Nov. 6, 2001	Nov. 7 – Dec. 31, 2001	Year Ended December 31,
1999	2000			2002	2003
5.18	2.34	2.03	3.58	2.93	2.11

We were formerly a wholly-owned subsidiary of GPU, Inc., which merged with FirstEnergy on November 7, 2001. Pre-merger period and post-merger period financial results are separated by a heavy black line.

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items adding back fixed charges and the provision for income taxes. Fixed charges consist of interest on long-term debt, other interest expense, and an estimate of the interest portion of all rentals charged to income.

DESCRIPTION OF THE NEW SENIOR NOTES

The following is a summary of certain terms of the Senior Notes, does not purport to be complete, and is subject to, and qualified in its entirety by, the description of the Senior Notes in the accompanying prospectus, the Senior Note Indenture (as defined below), a form of which is on file with the SEC, and the Trust Indenture Act of 1939. Certain capitalized terms used herein are defined in the Senior Note Indenture. The following description of certain terms of the Senior Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Senior Notes set forth in the accompanying prospectus.

General

We are issuing the Senior Notes as a series of senior notes under the Senior Note Indenture, dated as of April 1, 1999, as it may be amended or supplemented from time to time (the “Senior Note Indenture”) between us and United States Trust Company of New York, as trustee (under which indenture The Bank of New York is now serving as successor trustee (the “Senior Note Trustee”)). All of the Senior Notes outstanding under the Senior Note Indenture will be our unsecured general obligations and will rank equally with our other unsecured and unsubordinated indebtedness. Other than as described in the prospectus, we will not issue any secured debt without securing the Senior Notes and all of our other outstanding senior notes equally and ratably with such secured debt. See “DESCRIPTION OF SENIOR NOTES — Certain Covenants of the Company” in the accompanying prospectus.

There is no limitation on the amount of Senior Notes that may be issued under the Senior Note Indenture. Under the Senior Note Indenture, all senior notes of any one series need not be issued at the same time, and a series may be reopened for issuances of additional senior notes of such series. This means that we may from time to time, without the consent of the existing holders of the senior notes of any series, create and issue further senior notes having the same terms and conditions as the Senior Notes offered hereby in all respects, except for issue date, issue price and, if applicable, the initial interest payment. Additional Senior Notes issued in this manner will be consolidated with, and will form a single series with, the Senior Notes offered hereby.

The Senior Note Indenture provides that we will not issue any additional first mortgage bonds under our Mortgage and Deed of Trust, dated as of January 1, 1942.

The Senior Notes will mature on                     , 20    .

The Senior Notes will be issued in book-entry form only, in denominations of $1,000 and integral multiples thereof.

For further information concerning the Senior Notes, see “DESCRIPTION OF SENIOR NOTES” in the accompanying prospectus.

Payment of Principal and Interest

The Senior Notes will bear interest from                     , 2004 (the “Original Issue Date”) at the rate of         % per year, until the principal amount thereof is paid or made available for payment. Interest on the Senior Notes will be payable semiannually on each April 1 and October 1 (each an “Interest Payment Date”), commencing October 1, 2004, and at maturity or upon earlier redemption; provided, however, that if the Original Issue Date is between a Record Date (as defined below) and an Interest Payment Date the first payment of interest on the Senior Notes will be made on the next succeeding Interest Payment Date, to the registered holder. Each payment of interest in respect of an Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest payable on any Interest Payment Date will be paid to the person in whose name a Senior Note is registered at the close of business on the Record Date next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. The “Record Date” with respect to any Interest Payment Date will be the fifteenth day of the calendar month next preceding such Interest Payment Date.

Any payment required to be made in respect of a Senior Note on a date that is not a Business Day for such Senior Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

“Business Day” shall mean each day that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the Senior Note Trustee is located, are obligated or authorized by law or executive order to close.

Optional Redemption

The Senior Notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Notes being redeemed, and

•	as determined by the Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments (as defined below), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points, plus, in each case, accrued and unpaid interest on such Senior Notes to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

•	if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term to stated maturity of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes to be redeemed (“Remaining Life”).

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•	each of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding the redemption date.

“Remaining Scheduled Payments” means, with respect to the Senior Notes to be redeemed, the remaining scheduled payments of principal of and interest on such Senior Notes that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Senior Notes, the amount of the next succeeding scheduled interest payment on such Senior Notes will be reduced by the amount of interest accrued on such Senior Notes to such redemption date.

We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or any portion of the Senior Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Senior Note Trustee) money sufficient to pay the redemption price of and accrued interest on the Senior Notes to be redeemed on such date. If less than all the Senior Notes are to be redeemed, the Senior Notes to be redeemed shall be selected by the Senior Note Trustee by such method as the Senior Note Trustee shall deem fair and appropriate.

The Senior Notes will not be subject to a sinking fund.

We may at any time purchase Senior Notes at any price in the open market or otherwise. Senior Notes so purchased by us may be surrendered to the Senior Note Trustee for cancellation.

Book-Entry Notes

The Senior Notes will be issued in book-entry form (a Senior Note so represented, a “Book-Entry Note”), and any Senior Note so issued will be issued in the form of one or more fully registered Global Securities (each a “Global Security”) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) or such other depositary which may replace DTC as depositary for the Book-Entry Notes (the “Depositary”), and registered in the name of a nominee of the Depositary.

Upon issuance, all Book-Entry Notes of the same series will be represented by one or more Global Securities. Except under the circumstances described below, Book-Entry Notes will not be exchangeable for Notes in certificated form and will not otherwise be issuable in certificated form.

If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed, we will issue Senior Notes in certificated form (“Certificated Notes”) in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Notes. In addition, we may at any time and in our sole discretion determine not to have any Book-Entry Notes represented by one or more Global Securities and, in such event, will issue individual Certificated Notes in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Security will be entitled to physical delivery of individual Certificated Notes equal in principal amount to such Book-Entry Notes and to have such Certificated Notes registered in its name. Individual Certificated Notes will be issued as registered notes in denominations of $1,000 or any higher integral multiple of $1,000.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

Purchases of Book-Entry Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on DTC’s records. The ownership interest of each actual purchaser of each Book-Entry Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued.

To facilitate subsequent transfers, all Book-Entry Notes deposited with, or on behalf of, DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Book-Entry Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

The delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Senior Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Senior Notes, such as redemptions, tenders, defaults and proposed amendments. Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes having the same Original Issue Date and other terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be so redeemed. Neither DTC nor Cede & Co. will consent or vote with respect to the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal and any premium and/or interest payments on the Book-Entry Notes will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, the underwriters or Penelec, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and/or interest to DTC is the responsibility of Penelec and the Senior Note Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities Depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to us and the Senior Note Trustee. Under such circumstances, in the event that a successor securities Depositary is not obtained, Notes in certificated form are required to be printed and delivered in exchange for Book-Entry Notes held by DTC.

We may decide to discontinue use of the system and book-entry transfers through DTC (or a successor securities Depositary). In that event, Senior Notes in certificated form will be printed and delivered in exchange for Book-Entry Notes held by DTC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources (including DTC) that we believe to be reliable, but we take no responsibility for the accuracy thereof.

If the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by us, we will issue Certificated Notes in exchange for the Senior Notes of the same series represented by the Global Securities held by the Depositary. In addition, we may at any time and in our sole discretion determine not to have Senior Notes represented by a Global Security and, in such event, will issue individual Certificated Notes in fully registered form, without coupons, in exchange for the Book-Entry Notes represented by the Global Security.

NONE OF PENELEC, THE SENIOR NOTE TRUSTEE, THE UNDERWRITERS OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL SECURITY WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL SECURITY OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

UNDERWRITING

Subject to the terms and conditions stated in an underwriting agreement dated the date hereof between us and the underwriters, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the following respective principal amounts of Senior Notes:

Underwriters	Principal Amount
Citigroup Global Markets Inc.	$
Morgan Stanley & Co. Incorporated
ABN AMRO Incorporated
Fleet Securities, Inc.

Total	$

The underwriting agreement provides that the several obligations of the underwriters to pay for and accept delivery of the Senior Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Senior Notes offered hereby if any are taken; provided that, under certain circumstances involving a default of one of the underwriters, less than all of the Senior Notes may be purchased.

The underwriters initially propose to offer part of the Senior Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at the public offering price less a concession not in excess of     % of the principal amount of the Senior Notes. Any underwriter may allow, and any dealer may reallow, a concession not in excess of     % of the principal amount of the Senior Notes to certain dealers. After the initial offering of the Senior Notes, the offering price and other selling terms of any Senior Notes may from time to time be varied by the underwriters.

Prior to this offering, there has been no public market for the Senior Notes. The underwriters have advised us that they presently intend to make a market in the Senior Notes. The underwriters are not obligated to make a market in the Senior Notes, however, and may cease market-making activities at any time. We cannot give any assurance as to the liquidity of any trading market for the Senior Notes.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and to contribute to payments made in respect of those liabilities.

In order to facilitate the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Senior Notes, the underwriters may bid for, and purchase, the Senior Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Senior Notes in the offering if the underwriter repurchases previously distributed Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We estimate that we will incur offering expenses of approximately $                .

We and our affiliates have in the past entered into, and may in the future enter into, investment banking and commercial banking transactions with the underwriters and/or their affiliates for which they in the past received, and may in the future receive, customary fees. In addition, we may also engage the underwriters or their affiliates in respect of financial advisory services for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the Senior Notes offered hereby will be passed upon for us by Pillsbury Winthrop LLP, New York, New York and Ryan, Russell, Ogden & Seltzer LLP, Reading, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Thelen Reid & Priest LLP, New York, New York. Thelen Reid & Priest LLP has in the past represented FirstEnergy and continues to represent FirstEnergy and certain of its affiliates.

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Our former independent public accountants, Arthur Andersen LLP, have not consented to the incorporation by reference in this prospectus supplement of their report on our consolidated financial statements for the year ended December 31, 2001, and we will dispense with the requirement to file their consent with the registration statement of which this prospectus supplement is a part in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented, and will not be consenting, to the incorporation by reference of their report in this prospectus supplement or in any registration statement of which this prospectus supplement is a part, you will not be able to recover against Arthur Andersen LLP for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

PROSPECTUS

$275,000,000

PENNSYLVANIA ELECTRIC COMPANY

SENIOR NOTES

Pennsylvania Electric Company, a Pennsylvania corporation (the “Company’), may offer, from time to time in one or more series, up to $275,000,000 aggregate principal amount of Senior Notes (the “Senior Notes”) in amounts, at prices and on terms to be determined at or prior to the time or times of sale. The Senior Notes will be unsecured general obligations of the Company, and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company (except to the extent such indebtedness may be secured under the limited circumstances described under the caption “Description of Senior Notes—Certain Covenants of the Company—Limitations on Liens”).

Certain specific terms of the Senior Notes in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the particular Senior Notes, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth the designation, aggregate principal amount, maturity date or dates, interest rate or rates (or method of calculation thereof) and times of payment of interest, the terms of any redemption, exchange or sinking fund provisions, the purchase price and any other specific terms of the offering.

The Senior Notes may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See “Plan of Distribution”. The names of any underwriters, dealers or agents involved in the sale of the Senior Notes in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them, will be set forth in the related Prospectus Supplement. See “Plan of Distribution” for possible indemnification and contribution arrangements for dealers, underwriters and agents.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 30, 1999.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C., and at the following regional offices of the SEC: New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York and Chicago Regional Office, 14th Floor, 500 West Madison Street, Chicago, Illinois. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Such material is also available from the SEC’s Web site at “http//www.sec.gov”. Certain of the Company’s securities are listed on the New York Stock Exchange and such reports and other information can also be inspected and copied at the office of such exchange on the 7th Floor, 20 Broad Street, New York, New York. This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Senior Notes. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Senior Notes. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates herein by reference the following documents which have been filed by the Company with the SEC pursuant to the Exchange Act:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 1998;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

3.	The Company’s Current Reports on Form 8-K dated April 26, 1999 and June 17, 1999.

All documents subsequently filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the “Incorporated Documents”. Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any Prospectus

Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the Incorporated Documents, excluding the exhibits thereto unless such exhibits are specifically incorporated by reference into such documents. Requests for such documents should be directed to Pennsylvania Electric Company, 76 South Main Street, Akron, Ohio, 44308-1890, attention: Secretary. The Company’s telephone number is (800) 646-0400.

In addition to the historical information contained or incorporated by reference herein, this Prospectus contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Exchange Act. Such statements address future events and conditions concerning capital expenditures, resolution and impact of litigation, regulatory matters, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those projected in such statements due to a variety of factors including, without limitation, restructuring of the utility industry; future economic conditions; earnings retention and dividend payout policies; developments in the legislative, regulatory and competitive environments in which the Company operates; and other circumstances that could affect anticipated revenues and costs, such as compliance with laws and regulations. These and other factors are discussed in the Company’s filings with the SEC.

PENNSYLVANIA ELECTRIC COMPANY

Pennsylvania Electric Company (the “Company”), a public utility furnishing electric service within the Commonwealth of Pennsylvania and a small portion of New York State, is a subsidiary of GPU, Inc. (“GPU”), a holding company registered under the Public Utility Holding Company Act of 1935. The Company provides electric service within a territory located in western, northern and south central Pennsylvania having a population of about 1,500,000. The Company, as lessee of the property of The Waverly Electric Light and Power Company, a subsidiary, also serves a population of about 13,700 in Waverly, New York. The Company’s principal executive offices are located at 76 South Main Street, Akron, Ohio, 44308-1890, and its telephone number is (800) 646-0400.

For the year 1998, residential sales accounted for about 35% of the Company’s operating revenues from customers and 27% of kilowatt-hour sales to customers; commercial sales accounted for about 33% of the Company’s operating revenues from customers and 31% of kilowatt-hour sales to customers; industrial sales accounted for about 28% of the Company’s operating revenues from customers and 37% of kilowatt-hour sales to customers; and sales to rural electric cooperatives, municipalities (primarily for street and highway lighting) and others accounted for about 4% of the Company’s operating revenues from customers and 5% of kilowatt-hour sales to customers. The revenues derived from the 25 largest customers in the aggregate accounted for approximately 12% of operating revenues from customers for the year 1998. The Company also makes interchange and spot market sales of electricity to other utilities.

The electric generating and transmission facilities of the Company and its affiliates, Metropolitan Edison Company and Jersey Central Power & Light Company (collectively doing business as “GPU Energy”), are physically interconnected and are operated as a single integrated and coordinated system. The transmission facilities of the integrated system are physically interconnected with neighboring nonaffiliated utilities in Pennsylvania, New Jersey, Maryland, New York and Ohio. The Company is a member of the Pennsylvania-New Jersey-Maryland Interconnection (“PJM”) and the Mid-Atlantic Council, an organization providing coordinated review of the planning by utilities in the PJM area. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions as well as emergency assistance.

FINANCING PROGRAM

Depending upon market conditions, during the next two years the Company expects to offer pursuant to one or more separate offerings, up to $275,000,000 aggregate principal amount of Senior Notes. The Company also expects to have short-term borrowings outstanding from time to time during such period.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Senior Notes offered hereby (i) to redeem other outstanding securities of the Company, (ii) to repay outstanding short-term bank loans or other unsecured indebtedness, (iii) for construction purposes and (iv) for other corporate purposes, including to reimburse the Company’s treasury for funds previously expended therefrom for the above purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

COMPANY COVERAGE RATIOS

The Company’s Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

Twelve Months Ended March 31, 1999	Years Ended December 31,
(Unaudited)	1998	1997	1996	1995	1994
2.61	2.44	3.35	2.64	3.51	1.69

The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Fixed charges consist of interest on funded indebtedness, other interest (including distributions on Company-Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt and interest portion of all rentals charged to income.

The Company’s Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each of the periods indicated was as follows:

Twelve Months Ended March 31, 1999	Years Ended December 31,
(Unaudited)	1998	1997	1996	1995	1994
2.56	2.40	3.29	2.55	3.39	1.59

The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Combined fixed charges and preferred stock dividends consist of interest on funded indebtedness, other interest (including distribution on Company-Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

DESCRIPTION OF SENIOR NOTES

The following is a summary of certain terms and provisions of the Senior Notes and the Senior Note Indenture (as defined below). Reference is made to the Senior Note Indenture which is an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

The Senior Notes may be issued from time to time in one or more series in amounts and on terms to be determined at or prior to the time or times of sale, under the Senior Note Indenture, as it may be amended or supplemented (the “Senior Note Indenture”) between the Company and United States Trust Company of New York (the “Senior Note Trustee”).

THE SENIOR NOTES WILL BE UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF THE COMPANY.

There is no requirement under the Senior Note Indenture that future issues of debt securities of the Company be issued exclusively under the Senior Note Indenture; accordingly, the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of other debt securities. There is no limitation on the amount of Senior Notes that may be issued under the Senior Note Indenture. Notwithstanding the foregoing, the Senior Note Indenture contains certain restrictive covenants, including a restriction that the Company may not issue, assume, guarantee or permit to exist, so long as any Senior Notes are outstanding any debt that ranks senior to the Senior Notes, subject to certain exceptions. In addition, the Senior Note Indenture also provides that so long as any Senior Notes are outstanding, certain sale/leaseback arrangements are restricted.

There is no provision in the Senior Note Indenture or the Senior Notes that requires the Company to redeem, or permit the holders to cause a redemption of, the Senior Notes or that otherwise protects the holders in the event that the Company incurs substantial additional indebtedness, whether or not in connection with a change in control of the Company.

Reference is made to the Prospectus Supplement for a description of the following terms of the series of Senior Notes in respect of which this Prospectus is being delivered: (i) the title of such Senior Notes; (ii) the aggregate principal amount of such Senior Notes; (iii) the price (expressed as a percentage of principal amount) at which such Senior Notes will be issued; (iv) the date or dates on which the principal of such Senior Notes is payable; (v) the rate or rates at which such Senior Notes will bear interest, the date or dates from which such interest will accrue, the dates on which such interest will be payable (“Interest Payment Dates”), and the regular record dates for the interest payable on such Interest Payment Dates; (vi) the option, if any, of the Company to redeem such Senior Notes and the period or periods within which, or the date or dates on which, the prices at which and the terms and conditions upon which, such Senior Notes may be redeemed, in whole or in part, upon the exercise of such option; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes at the option of the registered holder or pursuant to any sinking fund or analogous provisions and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which, such Senior Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which such Senior Notes will be issuable, if other than $1,000 and integral multiples thereof; (ix) whether such Senior Notes are to be issued in whole or in part in book-entry form and represented by one or more global Senior Notes and, if so, the identity of the depository for such global Senior Notes and the specific terms of the depository arrangements therefor; and (x) any other terms of such Senior Notes, including with respect to any series, if applicable.

REDEMPTION PROVISIONS

Any terms for the optional or mandatory redemption of the Senior Notes will be set forth in the Prospectus Supplement or Supplements. Except as shall otherwise be provided in the applicable Prospectus Supplement or Supplements, the Senior Notes will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Senior Notes of a series, or any tranche thereof, are to be redeemed, the particular Senior Notes to be redeemed will be selected by the Senior Note Trustee in such a manner as it shall deem appropriate and fair.

Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Senior Note Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such Senior Notes and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Senior Notes.

EVENTS OF DEFAULT

The following constitute events of default under the Senior Note Indenture: (a) default in the payment of principal of or premium, if any, on any Senior Note when due and payable; (b) default in the payment of interest on any Senior Note when due which continues for 60 days; (c) default in the performance or breach of any other covenant or agreement of the Company in the Senior Notes or in the Senior Note Indenture and the continuation thereof for 90 days after written notice thereof to the Company by the Senior Note Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Senior Notes; and (d) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of the Company.

If an event of default occurs and is continuing, either the Senior Note Trustee or the holders of a majority in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all of the Senior Notes to be due and payable immediately. At any time after an acceleration of the Senior Notes has been declared, if the Company pays or deposits with the Senior Note Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the Senior Notes otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes.

The Senior Note Indenture provides that the Senior Note Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the Senior Notes unless such holders have offered to the Senior Note Trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Senior Note Indenture, the holders of a majority in aggregate principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or of exercising any trust or power conferred on the Senior Note Trustee. The holders of a majority in aggregate principal amount of the outstanding Senior Notes generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of the Senior Notes. The Senior Note Indenture provides that no holder of the Senior Notes may institute any action against the Company under the Senior Note Indenture unless such holder previously shall have given to the Senior Note Trustee written notice of an event of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding affected by such event of default shall have requested the Senior Note Trustee to institute such action and shall have offered the Senior Note Trustee reasonable indemnity, and the Senior Note Trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of the Senior Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of the Senior Notes. Notwithstanding that the right of a holder of the Senior Notes to institute a proceeding with respect to the Senior Note Indenture is subject to certain conditions precedent, each holder of a Senior Note has the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on such Senior Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holders of Senior Notes. The Senior Note Indenture provides that the Senior Note Trustee, within 90 days after the occurrence of a default with respect to the Senior Notes, is required to give holders of the Senior Notes notice of any default known to the Senior Note Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Senior Notes, the Senior Note Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. The Company is required to deliver to the Senior Note Trustee each year an officer’s certificate as to whether or not the Company is in compliance with the conditions and covenants under the Senior Note Indenture.

MODIFICATION WITH APPROVAL

Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (a) change the maturity date of any Senior Note; (b) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any Senior Note; (c) reduce the principal amount of, or premium payable on, any Senior Note; (d) change the coin or currency of any payment of principal of, or premium, if any, or interest on, any Senior Note; (e) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Senior Note; or (f) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Senior Note Indenture or to waive any past default to less than a majority.

MODIFICATION WITHOUT APPROVAL

Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee without the consent of the holders (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Senior Note Indenture; (b) to add security for the Senior Notes; (c) to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interest of the holders in any material respect; or (d) to make any other change that is not prejudicial to the holders of the Senior Notes in any material respect.

A supplemental indenture which changes or eliminates any covenants or other provision of the Senior Note Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the Senior Notes, or which modifies the rights of the holders of the Senior Notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of the Senior Notes of any other series.

DEFEASANCE AND DISCHARGE

The Senior Note Indenture provides that the Company will be discharged from any and all obligations in respect to the Senior Notes and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of the Senior Notes, replace stolen, lost or mutilated Senior Notes and maintain paying agencies) if, among other things, the

Company irrevocably deposits with the Senior Note Trustee, in trust for the benefit of the holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the Senior Notes; provided that unless all of the Senior Notes mature within 90 days of such deposit by redemption or otherwise, the Company shall also have delivered to the Senior Note Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of the Senior Notes may look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes.

CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

The Company may not consolidate with or merge into any other corporation or sell or otherwise dispose of its properties as or substantially as an entirety unless (i) the successor or transferee corporation shall be a corporation or other entity organized and existing under the laws of the United States or any state thereof or the District of Columbia; and (ii) the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by the Company. Upon any such consolidation, merger, sale, transfer or other disposition of the properties of the Company substantially as an entirety, the successor entity formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Note Indenture with the same effect as if such successor entity had been named as the Company therein, and the Company will be released from all obligations under the Senior Note Indenture. For purposes of the Senior Note Indenture, the conveyance or other transfer by the Company of (a) all or any portion of its facilities for the generation of electric energy or (b) all of its facilities for the transmission of electric energy, in each case considered alone or in any combination with properties described in the other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety.

CERTAIN COVENANTS OF THE COMPANY

Limitations on Liens

The Senior Note Indenture provides that, so long as any such Senior Notes are outstanding, the Company may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon any Operating Property of the Company (as defined below), whether owned at the date of the Senior Note Indenture or thereafter acquired, without in any such case effectively securing the Senior Notes (together with, if the Company shall so determine, any other indebtedness of the Company ranking equally with the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured).

The foregoing restriction will not apply to: (1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property); (2) Liens on Operating Property of an entity existing at the time such entity is merged into or consolidated with, or such entity disposes of its properties (or those of a division) as or substantially as an entirety to, the Company; (3) Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement; (4) Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, obligations of the Company with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property of the Company; (5) Liens under the Company’s Mortgage and Deed of Trust dated as of January 1, 1942 between the Company and United States Trust Company of New York, as successor trustee (the “Mortgage Trustee”), as heretofore amended and supplemented (collectively, the “Mortgage”), where such Debt has been issued for purposes of any transactions described in (4) above; (6) Liens to compensate the Senior Note Trustee as provided in the Senior Note Indenture; (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (6), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (6), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the foregoing restriction will not apply to the issuance, assumption or guarantee by the Company of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt of the Company (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (7) and Sale and Lease-Back Transactions that are permitted by the first sentence of “Limitations on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of Tangible Assets or 15% of Capitalization (as such terms are defined below).

Limitation on Sale and Lease-Back Transactions

The Senior Note Indenture provides that so long as any Senior Notes are outstanding, the Company may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such

Operating Property or the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) the Company would be entitled pursuant to any of the provisions described in clauses (1) to (7) of the first sentence of the second paragraph under “Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Senior Notes, (b) after giving effect to such Sale and Lease-Back Transaction, the Company could incur pursuant to the provisions described in the second sentence of the second paragraph under “Limitation on Liens”, at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or (c) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased, to the retirement of Senior Notes or other Debt of the Company ranking equally with the Senior Notes, subject to reduction for Senior Notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Certain Definitions

“Capitalization” means the total of all the following items appearing on, or included in, the consolidated balance sheet of the Company: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the Senior Note Indenture), premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock reacquired by the Company.

“Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any thereof.

“Operating Property” means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles (“GAAP”) excluding, in either case, any interest of the Company as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with GAAP.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to the Company of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by the Company to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the Senior Note Indenture.

“Tangible Assets” means the amount shown as total assets on the consolidated balance sheet of the Company, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense, and (ii) appropriate adjustments, if any, on account of minority interests. Tangible

Assets shall be determined in accordance with GAAP and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants that are regularly retained by the Company, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to the Company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction, or (ii) the net book value of such property, as determined by the Company in accordance with GAAP, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

RESIGNATION OR REMOVAL OF SENIOR NOTE TRUSTEE

The Senior Note Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and such specified day.

The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Senior Note Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in aggregate principal amount of the then outstanding Senior Notes. In addition, so long as no event of default under the Senior Note Indenture or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, the Company may remove the Senior Note Trustee upon written notice to the holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee.

CONCERNING THE SENIOR NOTE TRUSTEE

The United States Trust Company of New York is the Senior Note Trustee under the Senior Note Indenture and the Mortgage Trustee under the Mortgage. The Senior Note Indenture provides that the Company’s obligations to compensate the Senior Note Trustee and reimburse the Senior Note Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Notes upon all property and funds held or collected by the Senior Note Trustee as such. The Senior Note Indenture provides that the Senior Note Trustee shall be subject to and shall comply with the provisions of Section 310(b) of the Trust Indenture Act of 1939, as amended, and that nothing in the Senior Note Indenture shall be deemed to prohibit the Senior Note Trustee or the Company from making any application permitted pursuant to such section. The Senior Note Trustee is also a depositary of the Company and certain of its affiliates and has in the past made, and may in the future make, periodic loans to the Company and certain of its affiliates.

GOVERNING LAW

The Senior Note Indenture and each Senior Note will be governed by New York law.

PLAN OF DISTRIBUTION

The Company may sell the Senior Notes: (i) directly to purchasers; (ii) to or through underwriters; or (iii) through agents or dealers. The Prospectus Supplement with respect to the each series of Senior Notes will set forth the terms of the offering thereof, including the name or names of any such underwriters, agents or dealers; the purchase price of and the net proceeds to the Company from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; the initial public offering price; any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such series of Senior Notes may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in any sale, the Senior Notes will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Senior Notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such series of Senior Notes if any are purchased.

If dealers are utilized in a sale of Senior Notes, the Company will sell such securities to the dealers as principal. The dealers may then resell such Senior Notes to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

The Senior Notes may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Senior Notes with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Agents, dealers and underwriters may be entitled under agreements with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

LEGAL MATTERS

Certain legal matters will be passed upon for the Company by Berlack, Israels & Liberman LLP, New York, New York and Ryan, Russell, Ogden & Seltzer LLP, Reading, Pennsylvania and for the agents and underwriters by Thelen Reid & Priest LLP, New York, New York. Berlack, Israels & Liberman LLP and Thelen Reid & Priest LLP may rely on the opinion of Ryan, Russell, Ogden & Seltzer LLP as to matters of Pennsylvania law. Attorneys of Berlack, Israels & Liberman LLP own an aggregate of 14,560 shares of the Common Stock of the Company’s parent, GPU, Inc.

EXPERTS

The consolidated financial statements and financial statement schedule, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Pennsylvania Electric Company